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Telephone: 609-561-9000
IR: Marissa Travaline x4227 - mtravaline@sjindustries.com
Media Contact: Joanne Brigandi x 4240 - e-mail: jbrigandi@sjindustries.com

November 25, 2013

South Jersey Industries Raises Dividend 7 Percent
Folsom, NJ - South Jersey Industries’ (NYSE:SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.4425 to $0.4725 per share. The increase equates to an annualized dividend of $1.89, an increase of $0.12 per share over the previous level. This announcement marks the 15th year in a row that SJI has increased its dividend.
“We believe the future of SJI is very bright and today’s dividend action reflects that belief,” said Edward J. Graham, chairman, president, and CEO. “That confidence in SJI’s earnings growth potential, coupled with current financial performance, supports this dividend increase.”
Factors that the SJI board of directors considers when setting the dividend include future earnings expectations, payout ratio, and dividend yield relative to those at peer companies as well as returns available on other income oriented investments.
The dividend is payable December 27, 2013 to shareholders of record at the close of business December 10, 2013. SJI has paid dividends for 62 consecutive years.

About South Jersey Industries
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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